EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

THE DOCTORS COMPANY,

SCALPEL ACQUISITION CORP.

AND

SCPIE HOLDINGS INC.

DATED AS OF OCTOBER 15, 2007

Exhibit A	Certificate of Incorporation of the Surviving Corporation
Exhibit B	By-Laws of the Surviving Corporation
Exhibit C-1	Officers of Parent
Exhibit C-2	Officers of the Company
Exhibit D	Example Calculation of Company Stockholders’ Equity

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 15, 2007 (this “Agreement”), is by and among The Doctors Company, a California-domiciled reciprocal inter-insurance exchange (“Parent”), Scalpel Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and SCPIE Holdings Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors or comparable governing bodies of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”); and

WHEREAS, the respective Boards of Directors or comparable governing bodies of Parent, Merger Sub and the Company have determined that the Merger is in the best interest of their respective stockholders.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1.

The Merger

Section 1.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 633 West Fifth Street, Los Angeles, California 90071 (or such other place as agreed by the parties) not later than the second Business Day following the date on which all of the conditions set forth in Article 6 are satisfied or, if permissible, waived (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver thereof), unless the parties hereto agree to another date.

Section 1.3 Effective Time. At the Closing, subject to the terms and conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or at such later date and time as Parent and the Company shall agree and specify in the Certificate of Merger, such specified date and time, being the “Effective Time”).

Section 1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation; By-laws. The Company Certificate, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to read in the form of Exhibit A hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law, subject to Section 5.11.2. The Company By-laws, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to read in the form of Exhibit B hereto and, as so amended, shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law, subject to Section 5.11.2.

Section 1.6 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Article 2.

Conversion of Securities; Exchange of Securities

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

Section 2.1.1 Conversion of Company Common Stock. Each share of common stock, par value $.0001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than (x) any shares of Company Common Stock to be canceled pursuant to Section 2.1.2, (y) shares of Company Common Stock to be converted and exchanged pursuant to Section 2.1.3 and (z) and Dissenting Shares) shall be converted into the right to receive $28.00 in cash, payable to the holder thereof, without interest (the “Merger Consideration”). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each Certificate (or evidence of book-entry form) previously representing any such share shall thereafter represent the right to receive the Merger Consideration therefor.

Section 2.1.2 Cancellation of Certain Company Common Stock. Each share of Company Common Stock held by Parent, Merger Sub, any wholly-owned subsidiary of Parent or Merger Sub, in the treasury of the Company or owned by any wholly-owned subsidiary of the Company immediately prior to the Effective Time (other than the shares of Company Common Stock held by SCPIE Indemnity Company) shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

Section 2.1.3 Company Common Stock Held by SCPIE Indemnity Company. Each share of Company Common Stock held by SCPIE Indemnity Company shall be converted into and be exchanged for $28.00 in cash.

Section 2.1.4 Merger Sub. Each share of common stock, par value $0.00001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 2.1.5 Change in Company Common Stock. If between the date of this Agreement and the Effective Time the outstanding shares of the Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares; provided, that the aggregate Merger Consideration payable shall not exceed the aggregate amount contemplated pursuant to Section 2.1.1 as of the date hereof.

Section 2.2 Company Options. Prior to the Effective Time, the Board of Directors of the Company (the “Company Board”) (or if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each unexpired and unexercised option or similar rights to purchase Company Common Stock (the “Company Options”) then outstanding, under any stock option plan of the Company, including the SCPIE Holdings Inc. 2003 Amended and Restated Equity Participation Plan, as amended and restated, or any other plan, agreement or arrangement, including those pursuant to which shares of Company Restricted Stock or Company Deferred Stock have been or may be issued (the “Company Stock Option Plans”), shall become fully vested and exercisable, and that effective as of the Effective Time, each such Company Option shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash (subject to Section 2.4.8 hereof) of an amount equal to the product of (A) the total number of shares of Company Common Stock previously subject to such Company Option and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock previously subject to such Company Option (such amounts payable hereunder being referred to as the “Option Consideration”). From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Consideration without interest. To the extent then in effect, after the Effective Time, all Company Stock Option Plans shall be terminated and no further Company Options, shares of Company Restricted Stock or other awards shall be granted thereunder.

Section 2.3 Restricted Stock; Deferred Stock. The restrictions on each share of restricted Company Common Stock (“Company Restricted Stock”) and each share of deferred Company Common Stock (“Company Deferred Stock”) granted under the Company Stock Option Plans or otherwise shall lapse immediately prior to, and effective upon the occurrence of, the Effective Time, and each share of Company Restricted Stock and each share of Company Deferred Stock shall be fully vested in each holder thereof at such time, and each such share of Company Restricted Stock and each share of Company Deferred Stock will be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions (including the conditions set forth in Section 2.4) hereunder as, each share of Company Common Stock not subject to any restrictions or deferral as provided in Section 2.1.1.

Section 2.4 Exchange Procedures.

Section 2.4.1 Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Paying Agent”), to act as agent for Parent for purposes of, among other things, mailing and receiving letters of transmittal, and distributing the Merger Consideration to the Company’s stockholders.

Section 2.4.2 Exchange Procedures for Company Common Stock. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Company Common Stock (including Company Restricted Stock and Company Deferred Stock) for payment in accordance with this Article 2, cash in U.S. dollars in an amount sufficient to pay the Merger Consideration (the “Exchange Fund”). No later than two Business Days after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or Book-Entry Shares as of immediately prior to the Effective Time (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate or Book-Entry Shares shall pass, only upon proper delivery of the Certificate or Book-Entry Shares to the Paying Agent and shall be in customary form) and (B) instructions for use in effecting the surrender of the Certificate or Book-Entry Shares in exchange for the Merger Consideration, to which such holder is entitled pursuant to this Agreement. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, properly completed and duly executed (or, in the case of Book-Entry Shares, upon adherence to the applicable procedures set forth in such letter of transmittal for surrendering such shares), and upon surrender of such other documents as may be required by the Paying Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration, that such holder has the right to receive in respect of the Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled. No interest will be paid or accrued on the Merger Consideration, payable upon surrender of any Certificate or Book-Entry Share. In the event of a permitted transfer of ownership of shares of Company Common Stock represented by a Certificate which is not registered in the transfer records of the Company or the Company’s transfer agent on behalf of the Company, the Merger Consideration may be paid to a transferee if the Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.4.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

Section 2.4.3 Payment for Company Options. At the Closing, Parent will deposit (or cause to be deposited) with the Paying Agent, for the benefit of the holders of Company Options, cash in U.S. dollars in an amount sufficient to pay the aggregate

Option Consideration, to the extent payable as provided in Section 2.2, plus the amount of any employment Taxes payable by the Surviving Corporation in respect of the payment of such Option Consideration. At the Effective Time, or as soon as practicable thereafter (but not later than two Business Days thereafter), the Paying Agent shall pay the Option Consideration in respect of each such Company Option to each holder of a Company Option entitled to receive the consideration specified in Section 2.2.

Section 2.4.4 Further Rights in Company Securities. All Merger Consideration and Option Consideration paid in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Stock and Company Options with respect to which such payments are made, respectively.

Section 2.4.5 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for twelve months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent (subject to abandoned property, escheat and similar Laws) as general creditors thereof for payment of the Merger Consideration without any interest thereon.

Section 2.4.6 No Liability. Neither Parent nor the Company shall be liable to any holder of Company Common Stock for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

Section 2.4.7 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration without interest thereon.

Section 2.4.8 Withholding. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Restricted Stock, Company Deferred Stock and Company Options, such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), the treasury regulations thereunder or any other provision of U.S. Tax Law, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, Company Restricted Stock, Company Deferred Stock or Company Options in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

Section 2.5 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by a holder (a “Dissenting Stockholder”) who shall not have voted to adopt this Agreement and has the right to demand and has properly demanded an appraisal of such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but shall be converted into the right to receive such consideration as may be due such Dissenting Stockholder pursuant to Section 262 of the DGCL unless such Dissenting Stockholder fails to perfect, withdraws or otherwise loses such Dissenting Stockholder’s right to such payment or appraisal of such shares. If, after the Effective Time, such Dissenting Stockholder fails to perfect, withdraws or otherwise loses any such right to appraisal, each such share of such Dissenting Stockholder shall no longer be considered a Dissenting Share and shall be deemed to have converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1. At the Effective Time, all Dissenting Shares shall automatically be canceled, cease to exist and no longer be outstanding, and each holder of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented any Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive either payment of the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL or the per share Merger Consideration, as the case may be, upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.4 (without interest). The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands or agree to do or commit to do any of the foregoing except to the extent required by applicable Law.

Section 2.6 Stock Transfer Books. At the close of business, New York time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock or Company Options that were outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock, except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Paying Agent or Parent for any reason shall be cancelled and exchanged as provided in this Article 2.

Article 3.

Representations and Warranties of the Company

Except as set forth in the Disclosure Schedule delivered by the Company to Parent at or prior to the execution of this Agreement (the “Company Disclosure Schedule”), or as expressly permitted by this Agreement or by Parent, the Company hereby represents and warrants to Parent as follows:

Section 3.1 Organization and Qualification; Subsidiaries.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. The Company and each of the Company Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed to do business (except with respect to insurance regulatory matters, which are the subject solely of Section 3.19), and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that has not and would not reasonably be expected to have a Company Material Adverse Effect. Section 3.1 of the Company Disclosure Schedule sets forth a true and complete list of all of the subsidiaries of the Company (each a “Company Subsidiary” and, collectively, the “Company Subsidiaries”), together with the jurisdiction of incorporation of each Company Subsidiary, the authorized capitalization and equity holders of each Company Subsidiary. None of the Company or any Company Subsidiary holds an Equity Interest in any other person.

Section 3.2 Certificate of Incorporation and By-laws. The copies of the Company’s Restated Certificate of Incorporation, as amended (the “Company Certificate”), and Amended and Restated Bylaws (the “Company By-laws”) which were previously furnished or made available to Parent are true, complete and correct. The Company has made available to Parent a true, complete and correct copy of the charter and bylaws (or equivalent organizational documents) of each of the Company Subsidiaries.

Section 3.3 Capitalization.

Section 3.3.1 The authorized capital stock of the Company consists of 35,000,000 shares of capital stock, of which 30,000,000 are designated Company Common Stock and 5,000,000 are designated preferred stock, par value $1.00 per share (“Company Preferred Stock”). As of September 30, 2007 and, except as set forth on Section 3.3.1 of the Company Disclosure Schedule, as of the Effective Time (A) 9,579,333 shares of Company Common Stock were (or will be) issued and outstanding, all of which were (or will be) validly issued, fully paid, nonassessable and free of preemptive rights, (B) 2,714,758 shares of Company Common Stock were (or will be) held in the treasury of the Company or by the Company Subsidiaries (other than SCPIE Indemnity Company, (C) 500,000 shares of Company Common Stock were (or will be) held by SCPIE Indemnity Company and (D) 768,100 shares of Company Common Stock were (or will be) reserved for issuance upon exercise of Company Options granted under the Company Stock Option Plans. As of September 30, 2007 and as of the Effective Time, (i) 250,000 shares of Company Preferred Stock were (or will be) designated as Series A Junior Participating Preferred Stock, no shares of which were (or will be) issued or outstanding and (iii) no shares of Company Preferred Stock were (or will be) issued and outstanding. There are no bonds, debentures, notes or other debt securities issued by the Company that have the right to vote (or are convertible into, or exchange for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote.

Section 3.3.2 As of September 30, 2007 and as of the Effective Time, except for Company Options to purchase not more than 768,100 shares of Company Common Stock in the aggregate, 40,000 shares of Company Common Stock in the aggregate distributable upon the vesting of Company Deferred Stock and except as set forth on Section 3.3.2 of the Company Disclosure Schedule, there are no options, warrants or other rights to acquire capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for capital stock or other Equity Interests of the Company. Since September 30, 2007 and through the date hereof, the Company has not issued any shares of its capital stock or other Equity Interests or securities convertible into or exchangeable for capital stock or other Equity Interests of the Company, other than Company Options, Company Deferred Stock and Company Restricted Stock issued pursuant to the Company Stock Option Plans, and the issuance of shares pursuant to Company Options or Company Deferred Stock. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be validly issued, fully paid, nonassessable and free of preemptive rights.

Section 3.3.3 Except as set forth in Section 3.3.3 of the Company Disclosure Schedule and with respect to the Company Options, the Company Deferred Stock and the Company Restricted Stock pursuant to the Company Stock Option Plans and the related stock option, deferred stock or restricted stock agreements, there are no outstanding contractual obligations of the Company or any Company Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. Except as set forth in Section 3.3.3 of the Company Disclosure Schedule, each outstanding share of capital stock of each Company Subsidiary is validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another Company Subsidiary free and clear of all security interests, liens, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever, in each case, other than Permitted Liens.

Section 3.4 Authority.

Section 3.4.1 The Company has requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement by the Required Company Stockholders, to consummate the transactions contemplated by this Agreement to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby subject, with respect to the Merger, to the adoption of this Agreement by the Required Company Stockholders. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law.

Section 3.4.2 Assuming the accuracy of the representation and warranty set forth in the first sentence of Section 4.11, the action taken by the Company Board in approving this Agreement and the Merger is sufficient to render inapplicable to the Merger the restrictions on business combinations contained in Section 203 of the DGCL or other similar applicable anti-takeover statute or regulation enacted under state or federal laws.

Section 3.5 No Conflict; Required Filings and Consents.

Section 3.5.1 The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company will not, (A) assuming the Required Company Stockholders adopt this Agreement, conflict with or violate any provision of the Company Certificate or the Company By-laws or any equivalent organizational documents of any Company Subsidiary, (B) assuming that all consents, approvals, authorizations and permits described in Section 3.5.2(A) have been obtained and all filings and notifications described in Section 3.5.2(A) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or (C) assuming that all consents, approvals, authorizations and permits described in Section 3.5.2(A) have been obtained and all filings and notifications described in Section 3.5.2(A) have been made and any waiting periods thereunder have terminated or expired or except as set forth in Section 3.5.1 of the Company Disclosure Schedule, require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit or other legally binding obligation to which the Company or any Company Subsidiary is a party, except, as to clauses (B) and (C), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which has not or would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.5.2 The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (A) as may be required under the Exchange Act, the rules and regulations of the NYSE, the HSR Act, the filing and recordation of the Certificate of Merger as required by the DGCL and as may be required under applicable insurance regulatory Laws and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 Permits; Compliance With Law. Except for employee benefit plans, labor and other employment matters, which are the subjects solely of Sections 3.10 and 3.11, for environmental matters, which are the subject solely of Section 3.15, tax matters, which are the subject solely of Section 3.18 and insurance regulatory matters, which are the subject solely of Section 3.19, or except as set forth on Section 3.6 of the Company Disclosure Schedule, as of the date hereof, each of the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits has not or would not reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, none of the Company or any Company Subsidiary is in conflict with, or in default or violation of (except for Laws or Company Permits with respect to matters that are the subject of Sections 3.10, 3.11, 3.15, 3.18 or 3.19, which matters are the subject solely of such respective sections), any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or any Company Permits, except in each case for any such conflicts, defaults or violations that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.7 SEC Filings; Financial Statements.

Section 3.7.1 Except as set forth in Section 3.7.1 of the Company Disclosure Schedule, the Company has filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and other documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, from and after January 1, 2004 (collectively, the “Company SEC Filings”). Each Company SEC Filing, as amended or supplemented if applicable, (A) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is separately a registrant with the SEC or subject to the periodic reporting requirements of the Exchange Act.

Section 3.7.2 Each of the consolidated financial statements contained in the Company SEC Filings, including, in each any notes thereto, as amended, supplemented or restated, if applicable, was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each of such consolidated financial statements, as amended, supplemented or restated, if applicable, presented fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company

Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal and immaterial year-end adjustments). This representation and warranty shall not be deemed to be breached as a result of any change in GAAP or Law after the date of this Agreement.

Section 3.7.3 Section 3.7.3 of the Company Disclosure Schedule sets forth a list of the audited statutory financial statements for the Company Subsidiaries that are insurance subsidiaries as of and for the periods ended December 31, 2006 and 2005 (the “STAT Financial Statements”). The STAT Financial Statements of each such Company Subsidiary present fairly in all material respects the financial position and results of operations of such Company Subsidiary as of the respective dates thereof and for the respective periods set forth therein, in each case in accordance with Statutory Accounting Practices. This representation and warranty shall not be deemed to be breached as a result of any change in Statutory Accounting Principles or Law after the date of this Agreement.

Section 3.7.4 Except as and to the extent set forth (A) on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2006 included in the Company’s annual report filed on Form 10-K/A for the year ended December 31, 2006, including the notes thereto, (B) in the Company SEC Filings filed after December 31, 2006 or (C) in Section 3.7.4 of the Company Disclosure Schedule, none of the Company or any consolidated Company Subsidiary had at the relevant balance sheet date, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP and none have arisen since such date, except in each case for liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) (i) contemplated by or under this Agreement or incurred in connection with the transactions contemplated hereby or (ii) incurred in the ordinary course of business and in a manner consistent with past practice or (iii) that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect (it being understood by Parent and Merger Sub that in making the representations and warranties in this Section 3.7.4 the Company his not representing and warranting that the Company’s reserves or the assets supporting such reserves have been or will be sufficient or adequate for the purposes for which they were established or that reinsurance recoverables taken into account in determining the amount of such reserves will be collectible).

Section 3.7.5 Section 3.7.5 of the Company Disclosure Schedule sets forth a list of any material joint venture, off balance sheet partnership or any similar contract or arrangement to which the Company or any Company Subsidiary is a party (including any contract relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate of the Company or any of the Company Subsidiaries, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)).

Section 3.7.6 The audit committee of the Company Board has established “whistleblower” procedures that meet the requirements of Exchange Act Rule 10A-3 in all material respects, and has made available to Parent true, complete and correct copies of such procedures. Neither the Company nor any Company Subsidiary has received any material “complaints” (within the meaning of Exchange Act Rule 10A-3) in respect of any accounting, internal accounting controls or auditing matters. To the Company’s knowledge, no material complaint seeking relief under Section 806 of the Sarbanes-Oxley Act of 2002 (“SOX”) has been filed with the United States Secretary of Labor and no employee has threatened to file any such complaint.

Section 3.7.7 The Company’s Chief Executive Officer and Chief Financial Officer have made all certifications and statements required by Sections 302 and 906 of SOX and the related rules and regulations promulgated thereunder with respect to the Company SEC Filings. The Company and the Company’s Subsidiaries maintain a system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is, in all material respects, recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. Since January 1, 2004, the Company and the Company Subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures in material compliance with Rule 13a-15 of the Exchange Act.

Section 3.7.8 Except as set forth in Section 3.7.8 of the Company Disclosure Schedule, the Company and the Company Subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply in all material respects with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or Persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Except as would not have a Company Material Adverse Effect, the Company and the Company Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.8 Disclosure Documents.

Section 3.8.1 The Proxy Statement and any Other Filings, and any amendments or supplements thereto, that the Company is responsible for filing at (A) the time the Proxy Statement or such Other Filing (or any amendment thereof or supplement thereto) is first made publicly available to the stockholders of the Company, and (B) the time of the Company Stockholders’ Meeting, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Law.

Section 3.8.2 The Proxy Statement or any Other Filing, and any amendments or supplements thereto, that the Company is responsible for filing, insofar as it reflects information supplied by the Company for use in the Proxy Statement, at (A) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first made publicly available to the stockholders of the Company, and (B) the time of the Company Stockholders’ Meeting, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 3.8.3 The representations and warranties contained in this Section 3.8 will not apply to the failure of the Proxy Statement or any Other Filing to comply as to form as a result of, or statements or omissions included in the Proxy Statement or any Other Filings based upon, information supplied to the Company by Parent or Merger Sub.

Section 3.9 Absence of Certain Changes or Events. Since December 31, 2006 through the date of this Agreement, except as (A) disclosed in the Company SEC Filings filed after December 31, 2006, (B) expressly contemplated by, expressly permitted by or expressly disclosed pursuant to this Agreement, (C) expressly permitted by Parent or (D) as set forth in Section 3.9 of the Company Disclosure Schedule, there has not been (i) any Company Material Adverse Effect or (ii) any action taken by the Company or any Company Subsidiary during the period from December 31, 2006 through the date of this Agreement, other than in the ordinary course of business.

Section 3.10 Employee Benefit Plans.

Section 3.10.1 The Company Disclosure Schedule sets forth a true and complete list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company), which are, or at any time during the prior six (6) years have been, maintained, sponsored or contributed to by the Company or any other organization which together with the Company is treated as a single employer under Code §§ 414(b), (c), (m) or (o) (each such organization, an “ERISA Affiliate”), or under which the Company or any ERISA Affiliate could have any material obligation or liability, including, without limitation, all incentive, bonus, deferred compensation, cafeteria, medical, disability, stock purchase or equity based compensation plans, policies or programs (each a “Company Benefit Plan”).

Section 3.10.2 The Company has heretofore made available to the Parent, (i) current, accurate and complete copies of each material Company Benefit Plan (including any amendments thereto), trust agreement, insurance or annuity contract, and all summary plan descriptions, summaries of material modification, material general notices to employees or beneficiaries and other material agreements, documents or instruments relating thereto; (ii) the most recent audited financial statement with respect to each Company Benefit Plan required to have an audited financial statement; (iii) copies of the most recent determination letters with respect to any Company Benefit Plan which is intended to qualify under Code § 401(a) (a “Qualified Plan”); (iv) copies of the three most recent actuarial reports with respect to each Company Benefit Plan required to have an actuarial report; and (v) copies of the three most recent annual reports (Forms 5500) with respect to each Company Benefit Plan required to file an annual report.

Section 3.10.3 Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code. With respect to the Company Benefit Plans, to the knowledge of the Company, and except as set forth on Section 3.10.3 of the Company Disclosure Schedule, as of the date hereof, no event has occurred and there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other Law applicable to such Company Benefit Plans.

Section 3.10.4 Except as set forth in Section 3.10.4 of the Company Disclosure Schedule, (A) each Qualified Plan has either received a current favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, as of the date hereof, no event has occurred that could reasonably be expected to adversely affect the qualified status of any such plan, (B) to the Company’s knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in material liability to the Company, and (C) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company, is threatened against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), and, to the knowledge of the Company, there are no facts which could give rise to any such suit, administrative proceeding, action or other litigation that could result in material liability to the Company.

Section 3.10.5 No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA). With respect to each Company Benefit Plan subject to Title IV of ERISA, except as has not had a Company Material Adverse Effect or as set forth on Section 3.10.5 of the Company Disclosure Schedule: (A) no such plan or related trust has been terminated or partially terminated; (B) no liability to the PBGC has been or, to the Company’s knowledge, is expected to be incurred; (C) to the Company’s knowledge, the PBGC has not instituted and is not expected to institute any termination proceedings; (D) there has been no reportable event for which the 30-day reporting requirement has not been waived (within the meaning of ERISA § 4043); (E) to the knowledge of the Company, there exists no condition or set of circumstances that presents a material risk of the termination by the PBGC; (F) no accumulated funding deficiency (within the meaning of ERISA § 302 and Code § 412), whether or not waived, exists; and (G) the current value of all vested accrued benefits did not as of the last day of the most recently ended fiscal year of such plan exceed the current value of assets allocable to such vested accrued benefits and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.

Section 3.10.6 Except as set forth in Section 3.10.6 of the Company Disclosure Schedule, or as expressly permitted by this Agreement or by Parent, no amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer or director of the Company who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

Section 3.10.7 Except as set forth in Section 3.10.7 of the Company Disclosure Schedule and as required by Law, no Company Benefit Plan provides any post-employment medical or life insurance benefits.

Section 3.10.8 With respect to each Company Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code, (A) each such plan has been operated and administered in good faith compliance in all material respects under published guidance under Section 409A from the period beginning January 1, 2005 through the date hereof; and (B) as of the date of the balance sheet included in the Company’s most recent annual report on Form 10-K, all benefits accrued are fully reflected on such balance sheet.

Section 3.10.9 Except as set forth in Section 3.10.9 of the Company Disclosure Schedule, as expressly permitted by this Agreement or by Parent, or as required by Law or pursuant to the terms of any Company Benefit Plan in existence as of the date hereof, neither the Company nor any ERISA Affiliate is subject to any requirement under applicable Law or legally binding contractual obligation to (1) establish as of any date any employee benefit plan that would be a Company Benefit Plan or (2) to modify, change or terminate in any material respect any Company Benefit Plan. The Company and each ERISA Affiliate may, subject to the limitations imposed by applicable Law and the applicable Company Benefit Plan, prospectively terminate, modify or amend any such Company Benefit Plan effective as of any date on or after the date hereof.

Section 3.10.10 This Section 3.10 contains the sole representations and warranties of the Company with respect to the Company Benefit Plans.

Section 3.11 Labor and Other Employment Matters.

Section 3.11.1 Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect or as set forth in Section 3.11.1 of the Company Disclosure Schedule, (A) each of the Company and each Company Subsidiary is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours, (B) neither the Company nor any Company Subsidiary is a party to a collective bargaining agreement and no labor union has been certified to represent any employee or the Company or any Company Subsidiary, or has applied to represent or is attempting to organize so as to represent such employees and (C) there is no pending or, to the knowledge of the Company, threatened work stoppage, slowdown or labor strike against the Company or any Company Subsidiary.

Section 3.11.2 Except as set forth in Section 3.11.2 of the Company Disclosure Schedule, there are no (A) severance or employment agreements with directors, officers or employees of to the Company or any Company Subsidiary; (B) severance programs of the Company or any Company Subsidiary with or relating to its employees; or (C) plans, programs or other agreements of the Company or any Company Subsidiary with or relating to its directors, officers or employees which contain change in control provisions.

Section 3.11.3 This Section 3.11 contains the sole representations and warranties with respect to labor and other employment matters.

Section 3.12 Material Contracts.

Section 3.12.1 Except for contracts set forth on the “Exhibit Index” included in the Company’s Form 10-K/A for the year ended December 31, 2006, or in Section 3.13 of the Company Disclosure Schedule, or as otherwise set forth in Section 3.12.1 of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any contract which, as of the date hereof, is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC). Each contract of the type described in this Section 3.12.1 is referred to herein as a “Company Material Contract.”

Section 3.12.2 Except as set forth in Section 3.12.2 of the Company Disclosure Schedule, each Company Material Contract is legally valid and binding on the Company and each Company Subsidiary party thereto and, to the Company’s knowledge, each other party thereto, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding in equity or at law. Except as has not had or would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract. To the Company’s knowledge and except as has not had or would not reasonably be expected to have a Company Material Adverse Effect, each other party to each Company Material Contract has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof. None of the Company or any Company Subsidiary has received notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that have not or would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.13 Reinsurance Contracts.

Section 3.13.1 The Company Subsidiaries that are United States insurers are parties to that certain Amended and Restated Inter-Company Pooling Agreement effective as of January 1, 2006 (“Pooling Agreement”), a correct and complete copy of which has been made available to Parent.

Section 3.13.2 Section 3.13.2 of the Company Disclosure Schedule sets forth a true and complete list of all reinsurance agreements pursuant to which the Company or the Company Subsidiaries have ceded risk to third parties as of the date hereof, excluding the Pooling Agreement (“Third Party Reinsurance Contracts”).

Section 3.13.3 Except as set forth in Section 3.13.3 of the Company Disclosure Schedule, or as expressly contemplated hereunder, no reinsurer under any Third Party Reinsurance Contract has given any written notice to the Company or the Company Subsidiaries of termination with respect to any such arrangement.

Section 3.13.4 The Company and the Company Subsidiaries have made available to Parent a correct and complete copy of each Third Party Reinsurance Contract. Except as set forth in Section 3.13.3 of the Company Disclosure Schedule, or as expressly contemplated hereunder, each Third Party Reinsurance Contract is legally valid and binding in accordance with its terms in all material respects on each Company Subsidiary party thereto and, to the Company’s knowledge, each other party thereto, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding in equity or at law. With respect to the Third Party Reinsurance Contracts, except as set forth in Section 3.13.3 of the Company Disclosure Schedule, neither the Company nor the Company Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in material default under any such contract (it being understood that correspondence regarding the interpretation of terms of such contracts or claims handling activities by any party to such contracts in the ordinary course of business or the reservation of rights under such contracts do not constitute a default for purposes of this sentence). Each of the Third Party Reinsurance Contracts is in material compliance with applicable Law regarding reinsurance agreements for the coverages provided thereunder. Except as set forth in Section 3.13.3 of the Company Disclosure Schedule, each Company Subsidiary that is a party to any Third Party Reinsurance Contract has complied in all material respects with all reinsurer loss notification requirements for each claim subject to any Third Party Reinsurance Contracts (it being understood that correspondence regarding the interpretation of terms of such contracts or claims handling activities by any party to such contracts in the ordinary course of business or the reservation of rights under such contracts do not constitute non-compliance with reinsurer loss notification requirements for purposes of this sentence).

Section 3.14 Litigation. Except as set forth in Section 3.14 of the Company Disclosure Schedule and except for matters arising out of or with respect to Insurance Contracts, there is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, is there any investigation pending, in each case, against the Company or any Company Subsidiary and none of the Company or any Company Subsidiary is subject to any outstanding judgment, order, writ, injunction or decree, in each case, which has had or would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.14 of the Company Disclosure Schedule, there is no bad faith claim against the Company arising out of the Insurance Contracts which has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.15 Environmental Matters. Except as has not had or would not reasonably be expected to have a Company Material Adverse Effect:

Section 3.15.1 Each of the Company and each Company Subsidiary is in compliance with applicable Environmental Laws and hold all Environmental Permits necessary to conduct their current operations.

Section 3.15.2 Neither the Company nor any Company Subsidiary has received any written notice of violation from any Governmental Authority alleging that the Company or any Company Subsidiary is in violation of, or liable under, any Environmental Law.

Section 3.15.3 Neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

Section 3.15.4 This Section 3.15 contains the sole representations and warranties of the Company with respect to environmental matters.

Section 3.16 Intellectual Property. Except for matters that, individually or in the aggregate, have not had or are not reasonably expected to have a Company Material Adverse Effect or as set forth on Section 3.16 of the Company Disclosure Schedule, (i) each of the Company and the Company Subsidiaries owns or possesses valid rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as is currently conducted, (ii) the business of the Company and the Company Subsidiaries as currently conducted (including the use of the Intellectual Property) does not infringe, misappropriate, conflict with or otherwise violate any person’s Intellectual Property and there is no such claim pending or, to the Company’s knowledge, threatened against any of the Company or the Company Subsidiaries, (iii) to the Company’s knowledge, no third party is infringing, misappropriating, conflicting with or otherwise violating any material Intellectual Property owned by the Company or the Company Subsidiaries, and no such claims are pending or threatened against any Person by any of the Company or the Company Subsidiaries and (iv) all Intellectual Property owned by the Company or the Company Subsidiaries is owned free and clear of all liens (other than licenses with third parties entered into in the ordinary course of business), except liens which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and except for Permitted Liens.

Section 3.17 Assets and Properties.

Section 3.17.1 Neither the Company nor any Company Subsidiary owns any real property. Except as set forth in Section 3.17 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries has a valid leasehold interest in all of its leased real property (including all rights and privileges pertaining or relating thereto) free and clear of any and all liens, except for liens, defects or failures to be in full force and effect which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and except for Permitted Liens. Each of the foregoing real property leases

(i) constitutes a legally valid and binding obligation of the Company or Company Subsidiary party thereto and assuming such lease is a legally valid and binding obligation of, and enforceable against, the other parties thereto, is enforceable against the Company or the Company Subsidiary party thereto, in each case, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding at law or in equity; and (ii) to the Company’s knowledge is a legally valid and binding obligation of the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding at law or in equity, and except, with respect to clauses (i) and (ii) above, as has not had or would not reasonably be expected to have a Company Material Adverse Effect. Except as have not had or would not reasonably be expected to have a Company Material Adverse Effect, (a) none of the Company or the Company Subsidiaries is in breach or default under any such lease and (b) to the Company’s knowledge, none of the landlords or sublandlords under any such lease is in material breach or default of its obligations under such lease. Except as has not had a Company Material Adverse Effect, the Company and the Company Subsidiaries enjoy peaceful and undisturbed possession under each such lease. Copies of all such leases together with any amendments thereto have heretofore been made available to Parent.

Section 3.17.2 Each of the Company and the Company Subsidiaries has title to, or a valid leasehold interest in, as applicable, all personal property used in their respective businesses free and clear of any and all liens, except for liens, defects in title or failures to be in full force and effect which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and except for Permitted Liens. Such personal property and owned or leased property are in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and except for such failures to be in good operating condition and repair which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.18 Taxes.

Section 3.18.1 The Company and each Company Subsidiary have timely filed with the appropriate taxing authority all Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct, subject in each case to such exceptions as would not reasonably be expected to have a Company Material Adverse Effect. All Taxes that are shown as due on such filed Tax Returns have been paid.

Section 3.18.2 Except as set forth in Section 3.18.2 of the Company Disclosure Schedule: to the knowledge of the Company, as of the date hereof (A) there are no audits or other proceedings pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary; (B) neither the Company nor any Company Subsidiary has received a written notice or announcement of any audits or proceedings, subject to such exceptions as would not reasonably be expected to have a Company Material Adverse Effect; and (C) neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year.

Section 3.18.3 There are no Tax liens upon any property or assets of the Company or any Company Subsidiary except (i) liens for current Taxes not yet due and payable and (ii) liens for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

Section 3.18.4 Neither the Company nor any Company Subsidiary has been a member of any affiliated group within the meaning of Section 1504(a) of the Code or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is the Company), or has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise, except with respect to sales, use or similar Tax liabilities incurred in connection with leases, contracts and commercial agreements entered into in the ordinary course of business.

Section 3.18.5 This Section 3.18 contains the sole representations and warranties of the Company with respect to Tax matters.

Section 3.19 Insurance Practices; Compliance With Laws.

Section 3.19.1 Except as would not reasonably be expected to have a Company Material Adverse Effect, all policies, binders, slips, certificates and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Company Subsidiaries that are United States insurers (the “Insurance Contracts”) and any and all marketing materials, are, to the extent required under applicable Law, on forms approved by the applicable Governmental Authority which have been filed and not objected to by such Governmental Authority within the period provided for objection (the “Forms”). Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Forms comply with the insurance regulatory Laws applicable thereto and (ii) as to premium rates established by such Company Subsidiaries which are required to be filed with or approved by the applicable Governmental Authority, the rates have been so filed or approved, the premiums charged conform thereto, and such premiums comply with the insurance regulatory Laws applicable thereto.

Section 3.19.2 The respective businesses of the Company Subsidiaries that are United States insurers are being conducted in compliance with all insurance regulatory Laws and orders of any Governmental Authority, and all notices, reports, documents and other information required to be filed thereunder since January 1, 2006 were properly filed and were in compliance with such Laws, except as set forth on Section 3.19.2 of the Company Disclosure Schedule or where failure to be so conducted, to have been so filed or to have been in such compliance would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.19.3 Except where the failure to do so would not reasonably be expected to have a Company Material Adverse Effect, each of the Company Subsidiaries that is a United States insurer has marketed, sold and issued insurance products in compliance with all applicable insurance regulatory Laws and any market conduct recommendations resulting from market conduct examinations by any Governmental Authority in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance with all applicable insurance regulatory Laws relating to (i) the disclosure of the nature of insurance products as policies of insurance and (ii) the underwriting, marketing, sale and issuance of, or refusal to sell, any insurance product to insureds or potential insureds of any race, color, creed or national origin.

Section 3.19.4 This Section 13.9 contains the sole representations and warranties of the Company with respect to insurance regulatory matters.

Section 3.20 Vote Required. The affirmative vote of the holders of a majority in voting power of the outstanding shares of Company Common Stock (the “Required Company Stockholders”), is necessary to adopt this Agreement. The affirmative vote of the Required Company Stockholders is the only vote of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to adopt this Agreement, and to consummate the transactions contemplated hereby.

Section 3.21 Brokers. No broker, finder or investment banker (other than Deutsche Bank Securities Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

Section 3.22 Opinion of Financial Advisor. Prior to the date hereof, the Company Board has received the opinion of Deutsche Bank Securities Inc., financial advisor to the Company Board, to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock.

Article 4.

Representations and Warranties of Parent and Merger Sub

Except as set forth in the Disclosure Schedule delivered by Parent and Merger Sub to the Company at or prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Parent is an inter-insurance exchange duly formed, validly existing and in good standing under the laws of the State of California. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not reasonably be expected to have a Parent Material Adverse Effect or otherwise prevent or materially delay consummation of the Merger.

Section 4.2 Authority. Each of Parent and Merger Sub has requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to be consummated by it. The execution and delivery of this Agreement by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law.

Section 4.3 No Conflict; Required Filings and Consents.

Section 4.3.1 The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby will not (A) conflict with or violate any provision of Parent’s organizational documents, Merger Sub’s Certificate of Incorporation or Merger Sub’s By-laws, (B) assuming that all consents, approvals, authorizations and permits described in Section 4.3.2(A) have been obtained and all filings and notifications described in Section 4.3.2(A) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any other subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or by which any property or asset of Parent, Merger Sub or any Parent Subsidiary is bound or (C) require any consent or approval under, result in any breach of, or any loss of or any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent, Merger Sub or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, Parent Permit or other legally binding obligation to which Parent, Merger Sub or any Parent Subsidiary is party, except, as to clauses (B) and (C), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which has not or would not reasonably be expected to have a Parent Material Adverse Effect or otherwise prevent or materially delay consummation of the Merger.

Section 4.3.2 The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (A) as may be required under the Exchange Act and the HSR Act and the filing and recordation of the Certificate of Merger as required by the DGCL and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Parent Material Adverse Effect or otherwise prevent or materially delay consummation of the Merger.

Section 4.4 Disclosure Documents.

Section 4.4.1 The Proxy Statement or any Other Filing, or amendments or supplements thereto, that the Company is responsible for filing, insofar as it reflects information supplied by Parent or Merger Sub for use therein, at (A) the time the Proxy Statement or Other Filing (or any amendment thereof or supplement thereto) is first made publicly available to the stockholders of the Company, and (B) the time of the Company Stockholders’ Meeting, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.4.2 The representations and warranties contained in this Section 4.4 will not apply to failure of any Other Filing to comply as to form as a result of, or statements or omissions included in any Other Filings based upon, information supplied to Parent or Merger Sub by the Company.

Section 4.5 Litigation. There is no suit, claim, action or proceeding pending or, to the knowledge of Parent, threatened, nor, to the knowledge of Parent, is there any investigation pending, in each case, against Parent or any Parent Subsidiary, and none of Parent or any Parent Subsidiary is subject to any outstanding order, writ, injunction or decree, in each case, which has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.6 Ownership of Merger Sub; No Prior Activities.

Section 4.6.1 Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

Section 4.6.2 All of the outstanding capital stock of Merger Sub is owned directly by Parent. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other Equity Interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other Equity Interests in, Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.

Section 4.6.3 Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

Section 4.7 Vote Required. No vote of the holders of any class or series of capital stock or other Equity Interests of Parent is necessary to adopt this Agreement, or to consummate the transactions contemplated hereby.

Section 4.8 Brokers. No broker, finder or investment banker (other than Cochran Caronia Waller) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent.

Section 4.9 No Financing. As of the Closing, Parent shall have available cash sufficient from its statutory surplus to enable Parent to pay the Merger Consideration and to consummate the transactions contemplated by this Agreement. Parent is not required to cause any Parent Subsidiary to pay it a dividend in order to fund the Merger Consideration.

Section 4.10 Management Arrangements. As of the date hereof, none of Parent, Merger Sub nor any of their affiliates has entered into any contract, agreement, arrangement or understanding with any of the officers or directors of the Company that is currently in effect or that would become effective in the future (upon consummation of the Merger or otherwise) and has not been disclosed.

Section 4.11 Ownership of Company Common Stock. None of Parent, Merger Sub nor any Parent Subsidiary is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. None of Parent, Merger Sub nor any Parent Subsidiary owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

Section 4.12 Investigation by Parent; Limitation on Warranties. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company and the Company Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access to personnel, properties, premises and records of the Company and the Company Subsidiaries for such purposes. In entering into this Agreement, except as expressly provided herein, each of Parent and Merger Sub has relied solely upon its independent investigation and analysis of the Company and the Company Subsidiaries.

Article 5.

Covenants

Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly permitted or contemplated by any other provision of this Agreement or as required by applicable Law or the regulations or requirements of the NYSE, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld or delayed), the Company will, and will cause each Company Subsidiary to, (A) conduct its operations in the ordinary course of business substantially consistent with past practice (including with respect to underwriting matters, except that the Company and the Company Subsidiaries may make changes in underwriting matters or reduce prices in response to competitive activities by Parent or the Parent Subsidiaries or otherwise arising from announcement of the transactions contemplated hereby), (B) use its commercially reasonable efforts to maintain its relationships with officers, key employees and customers and to renew policies with current insureds and (C) use its commercially reasonable efforts to preserve intact its business organization and goodwill. Without limiting the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly permitted or contemplated by any other provision of this Agreement or as required by applicable Law or the regulations or requirements of the NYSE, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

Section 5.1.1 amend its certificate of incorporation or by-laws or equivalent organizational documents (other than as necessary to make shares of Company Common Stock eligible to participate in a direct registration program);

Section 5.1.2 except as set forth on Section 5.1.2 of the Company Disclosure Schedule (A) issue or authorize the issuance of any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any Company Subsidiary, other than the issuance of Company Common Stock upon the exercise of Company Options outstanding on the date hereof or the settlement of any deferred stock awards outstanding on the date hereof or granted or sold in the ordinary course of business pursuant to existing plans or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets of the Company or any Company Subsidiary, except in the ordinary course of business substantially consistent with past practice;

Section 5.1.3 declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary) or, subject to Section 5.6, enter into any agreement with respect to the voting of its capital stock;

Section 5.1.4 other than in the case of Company Subsidiaries and other than cashless exercises of Company Options or repurchases of Company Deferred Stock or Company Restricted Stock or in connection with investment management in the ordinary course of business, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

Section 5.1.5 acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or all or substantially all of the assets of any person, other than in connection with investment management in the ordinary course of business;

Section 5.1.6 make any material change in accounting policies or procedures (including making any material change in actuarial policies or procedures or ceasing to use a third party consulting actuary), other than in the ordinary course of business substantially consistent with past practice or except as required by GAAP, Statutory Accounting Practices, applicable Law or a Governmental Authority;

Section 5.1.7 (i) make, change or revoke any material election in respect of Taxes, (ii) adopt or change any material accounting method in respect of Taxes, (iii) enter into any material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, (iv) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes or (v) surrender any right to claim a material refund of Taxes;

Section 5.1.8 enter into, amend, renew or exercise any option to terminate or extend, in each case in any material respect, any material real estate lease (as lessor or lessee) other than as described on Section 5.1.8 of the Company Disclosure Schedule; enter into, amend or terminate, in each case in any material respect, any Company Material Contract to which it is a party or by or to which it or its assets, properties or business are bound or subject, except as otherwise permitted by this Section 5.1 or in the ordinary course of business substantially consistent with past practice (it being understood that correspondence regarding interpretation of such contracts or claims handling activities by any party to such contracts in the ordinary course of business or the reservation of rights under such contracts do not constitute an amendment or termination for purposes of this Section 5.1.8); or enter into or amend any change in control or indemnification agreement with any director or officer of the Company (other than a new director appointed or elected after the date hereof or a new hire under Section 5.1.16(C)) or any Company Material Contract pursuant to which it agrees to refrain from competing with any third party (other than confidentiality agreements or licenses of Intellectual Property);

Section 5.1.9 other than as required by any judgment, order or arbitral award, enter into any agreement relating to the commutation of any assumed reinsurance program or assumed reinsurance treaty existing on the date hereof, except for (i) individual commutations where the aggregate settlement amount (net of applicable recoverables from reinsurance) exceeds the related reserves held with respect to such program or treaty (net of applicable recoverables from reinsurance) as of June 30, 2007 by not more than $500,000 (other than with respect to the assumed reinsurance program identified on Section 5.1.9 of the Company Disclosure Schedule, which excess shall not be more than $1,500,000) and (ii) aggregate commutations where the aggregate settlement amount (net of applicable recoverables from reinsurance) exceeds the related reserves held with respect to such program or treaty (net of applicable recoverables from reinsurance) as of June 30, 2007 by not more than $5,000,000 in the aggregate;

Section 5.1.10 renew its ceded reinsurance program other than in the ordinary course of business substantially consistent with past practice;

Section 5.1.11 make any capital expenditures or commitment for any capital expenditures in excess of $500,000 in the aggregate (other than pursuant to budgeted amounts in the ordinary course of business);

Section 5.1.12 settle any Action or threatened Action, except in the ordinary course of business substantially consistent with past practice and except for any such Actions that would not reasonably be expected to have a Company Material Adverse Effect;

Section 5.1.13 incur any material indebtedness for money borrowed in excess of $5,000,000 in the aggregate, except for borrowings under existing lines of credit and refinancings of existing indebtedness and existing lines of credit;

Section 5.1.14 enter into any material line of business other than (a) providing medical malpractice insurance and related liability insurance products (including directors and officers liability insurance for healthcare entities, errors and omissions coverage for managed care organizations, billing errors and omissions coverage for the medical profession and professional excess liability insurance) to physicians, oral surgeons, healthcare facilities and others engaged in the healthcare industry in Arizona, California and Delaware (hospital and dental liability insurance being specifically excluded from the permitted lines of business under this Section 5.1.14(a)); and (b) other existing lines of business in run-off;

Section 5.1.15 make any material loan or advance to, guarantee any material indebtedness for money borrowed of, or otherwise incur such material indebtedness on behalf of, any third party, in each case, except for obligations of any Company Subsidiary and other than in the ordinary course of business substantially consistent with past practice;

Section 5.1.16 except as described on Section 5.1.16 of the Company Disclosure Schedule (i) grant or pay any increase, or announce or promise any increase, in the wages, salaries, compensation, bonuses, incentives, severance, pension or other direct or indirect compensation or benefits payable to any of its employees, officers, directors, agents or consultants (other than legal counsel, investment bankers, actuaries and accountants), including, without limitation, any increase or change pursuant to any Company Benefit Plan, or (ii) establish or increase or promise to increase any benefits under any Company Benefit Plan, in either case except (A) as required by the terms of any Company Benefit Plan in existence on the date hereof, or any law, rule or regulation, (B) involving ordinary increases substantially consistent with past practice or (C) in connection with the hiring of an individual to replace any existing executive officer of the Company the base salary of whom is not in excess of 150% of the base salary of the executive officer whom such individual replaces (and in any case provided that the Company shall be permitted to amend any existing Company Benefit Plans to bring them into compliance with or to secure an exemption from Section 409A of the Code);

Section 5.1.17 fail to timely file any Company SEC Filing other than (i) any report filed after the applicable deadline in accordance with Rule 12b-25 of the Exchange Act, which has been filed within the time period prescribed by that rule; and (ii) with respect to any matter that is required to reported solely pursuant to Item 1.01, 1.02, 2.03, 2.04, 2.05, 2.06, 4.02(a) or 5.02(e) of Form 8-K and which is reported in the next periodic report on Form 10-Q or Form 10-K required to be filed after the event giving rise to the requirement to report under such item; or

Section 5.1.18 authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 5.2 Cooperation. The Company and Parent shall coordinate and cooperate in connection with (A) the preparation of the Proxy Statement and any Other Filings, including, without limitation, responding to comments made by the SEC with respect thereto, (B) determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts, in connection with the consummation of the Merger; and (C) seeking to obtain any such actions, consents, approvals or waivers or making any such filings required in connection therewith or with the Proxy Statement or any Other Filings; provided, however, that except as expressly provided in Article 6, no such actions, consents, approvals, waivers or filings shall constitute conditions to Closing. Prior to the Effective Time, the Company shall cooperate with Parent and use commercially reasonable efforts (i) to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act promptly after the Effective Time; and (ii) to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part to enable Parent to terminate each of the LOC Agreements promptly after the Effective Time.

Section 5.3 Proxy Statement.

Section 5.3.1 As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to the Company Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). In addition, the Company shall prepare and file with the SEC any Other Filings as and when required or requested by the SEC. The Company will use all reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement and any Other Filings. Each of the Company and Parent shall furnish all information concerning it and the holders of its capital stock as the other party may reasonably request in connection with such actions and the preparation of the Proxy Statement and any Other Filings. As promptly as reasonably practicable, the Company shall mail the Proxy Statement to its stockholders. Subject to Section 5.6 hereof, the Proxy Statement shall include the recommendation of the Company Board that adoption of this Agreement by the Company’s stockholders is advisable and that the Company Board has determined that the Merger is fair to and in the best interests of the Company’s stockholders (the “Company Recommendation”). Subject to applicable Law, the Company shall provide Parent with the opportunity to review the Proxy Statement and any Other Filings that relate to the transactions contemplated hereby and consider any comments Parent has on such filings in good faith prior to the filing thereof with the SEC (other than any Other Filing announcing any action taken by the Company pursuant to, or as permitted by, Section 5.6 hereof).

Section 5.3.2 Subject to Section 5.6 hereof and other than pursuant to Rule 425 of the Securities Act or Rule 14a-12 of the Exchange Act with respect to releases made in compliance with Section 5.9 of this Agreement, no amendment or supplement to the Proxy Statement or any Other Filings, nor any response to any comments or inquiry from the SEC, will be made by the Company or Parent without the approval of the other party, which approval shall not be unreasonably withheld or delayed. The Company and Parent each will advise the other promptly after it receives notice of any request by the SEC for amendment of the Proxy Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

Section 5.3.3 Parent shall promptly inform the Company if, at any time prior to the Effective Time, any event or circumstance relating to Parent, any Parent Subsidiary or Merger Sub, or any of their respective officers or directors, should be discovered by Parent that is required to be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing. The Company shall promptly inform Parent if, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or any of their respective officers or directors, should be discovered by the Company that is required to be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing.

Section 5.4 Company Stockholders’ Meeting; Consent of Parent as Sole Stockholder of Merger Sub.

Section 5.4.1 The Company shall call and hold a meeting of its stockholders (including any adjournments thereof, the “Company Stockholders’ Meeting”) as promptly as reasonably practicable after January 31, 2008 for the purpose of voting upon the adoption of this Agreement. Notwithstanding anything to the contrary in the preceding sentence, at any time prior to the Company Stockholders’ Meeting and subject to compliance with Section 5.6, the Company may adjourn or postpone the Company Stockholders’ Meeting in response to an Acquisition Proposal if the Company Board determines that there is a reasonable likelihood that such Acquisition Proposal could lead to a Superior Proposal.

Section 5.4.2 Parent, as sole stockholder of Merger Sub, shall prepare, execute and deliver to Merger Sub, a copy of which shall be provided to the Company, a written consent to adopt this Agreement within one (1) Business Day after the date hereof. Parent will take all action necessary (i) to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, and (ii) to ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or activities or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

Section 5.5 Access to Information; Confidentiality.

Section 5.5.1 Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any Company Subsidiary is a party, and subject to applicable Law, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to: (A) provide to Parent and Merger Sub and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Parent Representatives”), upon reasonable prior notice to the Company, reasonable access during normal business hours to the officers of the Company and the Company Subsidiaries and to the books and records thereof; and (B) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent or the Parent Representatives may reasonably request; provided, however, that any such access shall be conducted at a reasonable time, upon reasonable advance notice to the Company and in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company or any Company Subsidiary; provided further, that the Company shall not be required to (or cause any Company Subsidiary to) so afford such access or furnish such information to the extent that doing so would result in the loss of attorney-client privilege; provided, further, however, that the Company shall in no case be required to furnish competitively sensitive information, such as the identity of insureds or the pricing of individual policies.

Section 5.5.2 With respect to the information disclosed pursuant to Section 5.5.1, the parties shall comply with, and cause their respective representatives to comply with, all of their obligations under the letter agreement, dated as of June 7, 2007, entered into by the Company and Parent (as has been or may be amended from time to time, the “Confidentiality Agreement”).

Section 5.5.3 The Company shall request its independent actuarial firm (the “Independent Actuary”) (a) to prepare a summary of the net loss and loss adjustment expense reserves on a statutory basis for all of the business segments of SCPIE Indemnity Company, American Healthcare Indemnity Company and American Healthcare Specialty Insurance Company (a “Reserves Summary”) as of September 30, 2007 and December 31, 2007; and (b) to deliver each such Reserves Summary to Parent promptly after it is completed. A form of Reserves Summary as of December 31, 2006 is included in Section 5.5.3 of the Company Disclosure Schedule. If the Effective Time shall not have occurred prior to March 31, 2008, then, at Parent’s election, the Company shall promptly request the Independent Actuary (i) to prepare a Reserves Summary as of such date and as of the end of any subsequent calendar quarter that is completed prior to the Effective Time and (ii) to deliver each such Reserves Summary to Parent as promptly as reasonably practicable after it is completed. If Parent so elects for the Company to request a Reserves Summary as of the end of any quarter ending on or after March 31, 2008, then it shall do so by delivering to the Company written notice of its election at least ten Business Days prior to the end of such quarter. The Company shall reasonably cooperate with the Independent Actuary in preparation of the Reserves Summaries, including, without limitation, by providing information reasonably requested by the Independent Actuary relating to the Company’s reserves. Parent shall reimburse the Company for any fees and costs it is required to pay to the Independent Actuary with respect to each of the Reserves Summaries prepared pursuant to this Section 5.5.3 (other than the Reserves Summary as of December 31, 2007) in an amount not to exceed $50,000 (with respect to the assumed reinsurance portion of the Reserves Summary as of September 30, 2007) and $150,000 (with respect to each Reserves Summary as of any quarter ending on or after March 31, 2008). The Company shall promptly deliver to Parent a copy of any invoice it receives from the Independent Actuary including fees and expenses Parent is required to reimburse to the Company. Within five Business Days after receipt thereof, Parent shall pay the Company all invoiced but unpaid amounts it is required to reimburse by wire transfer in immediately available funds to an account designated by the Company. Notwithstanding anything to the contrary in this Agreement, so long as the Company has complied with its obligations under this Section 5.5.3, it shall not be deemed to have violated or failed to comply with any agreement or covenant required by this Agreement by virtue of any delay or failure by the Independent Actuary to deliver any Reserves Summary.

Section 5.6 Acquisition Proposals

Section 5.6.1 Subject to Section 5.6.2, from the date hereof until the Effective Time, the Company agrees that it shall not, and shall not authorize any Company Subsidiary or any of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Company Representatives”) to, directly or indirectly, take any action to (A) solicit, initiate or knowingly encourage any Acquisition Proposal, (B) participate in any way in discussions or negotiations with, or furnish any non-public information to, any person that has made an Acquisition Proposal, (C) withdraw or modify the Company Recommendation in a manner adverse to Parent, (D) other than the Merger, approve or recommend any Acquisition Proposal, or (E) enter into any agreement or letter of intent with respect to any Acquisition Proposal. Subject to Section 5.6.2, on the date hereof, the Company shall immediately cease and cause to be terminated any negotiations with any person conducted theretofore by the Company, the Company Subsidiaries or any Company Representative with respect to any Acquisition Proposal, and shall use its (and will cause the Company Representatives to use their) reasonable best efforts to require other parties thereto to promptly return or destroy in accordance with the terms of such agreement any confidential information previously furnished by the Company, the Company Subsidiaries or the Company Representatives thereunder.

Section 5.6.2 Notwithstanding anything to the contrary contained in Section 5.6.1, at any time prior to the adoption of this Agreement by the Required Company Stockholders, so long as the Company is not in breach of Section 5.6.1(A), the Company shall be permitted to:

(i) take, and disclose to the Company’s stockholders, a position with respect to any tender or exchange offer by a third party or amend or withdraw such a position in accordance with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act;

(ii) if the Company has received an Acquisition Proposal from a third party and the Company Board determines that such Acquisition Proposal constitutes a Superior Proposal, effect a change in the Company Recommendation or enter into an agreement with respect to such Acquisition Proposal;

(iii) effect a change in the Company Recommendation if the Company Board determines that failure to do so would be inconsistent with its fiduciary duties under applicable Law; or

(iv) participate in any discussions or negotiations with, or provide any non-public information to, any person in response to an Acquisition Proposal by any such person, if the Company Board determines that there is a reasonable likelihood that such Acquisition Proposal would lead to a Superior Proposal; provided, that the Company shall notify Parent in writing of such determination and its intention to participate in discussions or negotiations with, or provide non-public information to, any person in response to an Acquisition Proposal;

provided, however, that with respect to the foregoing the Company Board shall not take any action until after the third Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company Board intends to take such action, including (if such proposed action is in connection with receipt of a Superior Proposal) the material terms and conditions of such Superior Proposal (it being understood and agreed that, prior to taking any such action, the Company shall discuss with Parent and consider in good faith any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise).

Section 5.7 Appropriate Action; Consents; Filings.

Section 5.7.1 Subject to Section 5.6, each of the Company and Parent shall use reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable, (B) obtain from Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Authority (including, without limitation, those in connection with Antitrust Laws), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated herein, (C) make or cause to be made the applications or filings required to be made by Parent or the Company or any of their respective Subsidiaries under or with respect to the HSR Act or any other Laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated herein, and to pay any fees due of it in connection with such applications or filings, as promptly as is reasonably practicable, and in any event within ten Business Days after the date hereof, (D) comply at the earliest practicable date with any request under or with respect to the HSR Act and any such other Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with such applications or filings or the Merger and the other transactions contemplated by this Agreement and (E) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested in connection with, making (1) any filing under or with respect to the HSR Act or any such other Laws, and (2) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Authority. Each of the Company and Parent shall, and shall cause their respective affiliates to, furnish to the other party all information necessary for any such application or other filing to be made in connection with the Merger or other transactions contemplated by this Agreement. Each of the Company and Parent shall promptly inform the other of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such application or filing. If a party hereto intends to independently participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of, and the opportunity to participate in, such meeting. The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

Section 5.7.2 Within 10 Business Days following the date of this Agreement, Parent shall, at its own expense, make all reasonably necessary filings with state insurance regulatory authorities and applicable insurance Laws (the “Applicable Insurance Laws”), including, without limitation, (i) the filing with the California Department of Insurance of a Form A Information Statement (“Form A”) pursuant to California Insurance Code § 1215 et seq. with respect to SCPIE Indemnity Company, (ii) the filing with the California Department of Insurance of a Form A pursuant to California Insurance Code § 1215 et seq. with respect to American Healthcare Indemnity Company, (iii) the filing with the Delaware Department of Insurance of a Form A pursuant to Delaware Code Annotated title 18, § 5001 et seq. with respect to American Healthcare Indemnity Company, (iv) the filing with the Arkansas Insurance Department of a Form A pursuant to Arkansas Code Annotated § 23-63-501 et seq. with respect to American Healthcare Specialty Insurance Company and (v) if required, the filing with the Arizona Department of Insurance of a Form E pre-acquisition notification pursuant to Arizona Revised Statutes § 20-481.25 with respect to American Healthcare Indemnity Company, in order to obtain the necessary authorizations, approvals and consents in order to consummate the transactions contemplated hereby. In connection therewith, the parties shall use their respective reasonable best efforts to promptly resolve any objections and respond to any inquiries that may arise in connection with any such filings.

Section 5.7.3 The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, reasonable best efforts to obtain any third party consents necessary, proper or advisable to consummate the transactions contemplated in this Agreement; provided, however, that the Company and Parent shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Merger and seeking any such actions, consents, approvals or waivers; provided further, that except as expressly provided in Article 6, no such actions, consents, approvals or waivers shall constitute conditions to Closing. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.7.3, such party shall use reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to mitigate any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

Section 5.7.4 From the date of this Agreement until the Effective Time, each of Parent and the Company shall promptly notify the other in writing of any pending or, to the knowledge of Parent or the Company (as the case may be), threatened action, suit or other proceeding or investigation by any Governmental Authority or any other Person (A) challenging or seeking material damages in connection with the Merger or the other transactions contemplated by this Agreement or (B) seeking to restrain or prohibit the consummation of the Merger.

Section 5.7.5 Each of the Company and Parent shall, and shall cause their respective affiliates to, use their best efforts to (A) cause the expiration of the notice periods under or with respect to the HSR Act and any other Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable after the execution of this Agreement and

(B) resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the Merger or other transactions contemplated by this Agreement. In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the transaction contemplated by this Agreement as violative of any Law, each of the Company and Parent shall, and shall cause their respective affiliates to, cooperate and use their best efforts to contest and resist, except insofar as the Company and Parent may otherwise agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger or other transactions contemplated by this Agreement.

Section 5.7.6 Subject to Section 5.1, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 5.8 Certain Notices. From and after the date of this Agreement until the Effective Time, each party shall promptly notify the other party of the occurrence, or non-occurrence, of any event that would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 5.9 Public Announcements. Parent and the Company shall, as promptly as practicable on the first Business Day following the date of this Agreement, with respect to the transactions contemplated by this Agreement, including the Merger (or if this Agreement is executed on a Business Day, such Business Day), issue a mutually agreed press release. In connection with press releases or public statements with respect to the transactions contemplated by this Agreement, including the Merger, other than any press release by the Company to announce action taken by the Company pursuant to, or as permitted by, Section 5.6 hereof, Parent and the Company shall coordinate and consult with each other before issuing, and give each other the opportunity to review and comment upon, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith, such press releases or public statements. Parent and the Company shall not issue any such press release (other than any press release by the Company to announce action taken by the Company pursuant to, or as permitted by, Section 5.6 hereof) or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or any listing agreement; provided that Parent and the Company shall coordinate and consult with respect to the timing, basis and scope of such disclosure requirement.

Section 5.10 Employee Benefit Matters.

Section 5.10.1 With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any Parent Subsidiary (collectively, “Parent Benefit Plans”) in which any director, officer or employee of the Company or any Company Subsidiary (the “Company Employees”) will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Employees with the Company or a Company Subsidiary, as the case may be, for purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant in any Parent Benefit Plan in which such Company Employees may be eligible to participate after the Effective Time, other than benefit accruals under a defined benefit pension plan. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by Law, any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) that are treated as dispositions under such rule and result from the Merger or other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

Section 5.10.2 From and after the Effective Time, the Company, the Surviving Corporation or any Parent Subsidiary, as applicable, will, and Parent will cause the Company, the Surviving Corporation or any Parent Subsidiary, as applicable, to honor, in accordance with their terms without amendment, all individual employment, deferred compensation, severance and change of control agreements, plans or policies between the Company or any Company Subsidiary and any current or former director, officer or employee of the Company or any Company Subsidiary, including, without limitation, bonuses, incentives or deferred compensation, in existence on the date hereof. Parent acknowledges that consummation of the Merger shall constitute a “Change of Control” as defined in such agreements, plans of policies.

Section 5.10.3 From and after the Effective Time, the Company, the Surviving Corporation or any Parent Subsidiary, as applicable, will, and Parent will cause the Company, the Surviving Corporation or any Parent Subsidiary to, provide or pay when due to any current or former director, officer or employee of the Company or any Company Subsidiary, all benefits and compensation pursuant to the Company Benefit Plans or any other compensatory programs and arrangements of the Company or any Company Subsidiary in effect on the date hereof earned or accrued through, and to which such individuals are entitled as of, the Effective Time (or such later time as such Company Benefit Plans as in effect at the Effective Time are terminated or canceled by the Surviving Corporation subject to compliance with this Section 5.10).

Section 5.10.4 For a period ending two (2) years after the Effective Time, the Company, the Surviving Corporation or any Parent Subsidiary, as applicable, will, and Parent will cause the Company, the Surviving Corporation or any Parent Subsidiary, as applicable, to, provide to the Company Employees benefits and compensation that are no less favorable in the aggregate to such persons than those provided to similarly situated employees of Parent (with titles and responsibilities of the Company Employees in effect immediately prior to the Effective Time taken into account in order to determine the employees of Parent to whom such employees are similarly situated).

Section 5.10.5 Nothing in this Agreement shall require the continued employment of any person, and, except as set forth in this Section 5.10, no provision of this Agreement shall prevent Parent or Surviving Corporation from amending or terminating any Company Benefit Plan.

Section 5.11 Indemnification of Directors and Officers.

Section 5.11.1 For not less than six years from and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present directors, officers, employees and agents of the Company (“Covered Persons”) to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Certificate, the Company By-laws and indemnification agreements, if any, in existence on the date of this Agreement with any Covered Persons for acts or omissions occurring at or prior to the Effective Time; provided, however, that Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless such persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. Each Covered Person shall be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification hereunder, provided that any person to whom expenses are advanced undertakes, to the extent required by the DGCL, to repay such advanced expenses if it is ultimately determined that such person is not entitled to indemnification. Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Person with respect to matters subject to indemnification hereunder on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.11 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

Section 5.11.2 For not less than six years from and after the Effective Time, the Certificate of Incorporation and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons than are currently set forth in the Company Certificate and the Company By-laws. Any indemnification agreements with Covered Persons in existence on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without any further action, and shall survive the Merger and continue in full force and effect in accordance with their terms.

Section 5.11.3 For six years from the Effective Time, the Surviving Corporation shall provide to the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring on or before the Effective Time (“D&O Insurance”) that is no less favorable than the Company’s existing policies in effect as of the date of this Agreement (the “Existing Policies”). The Surviving Corporation shall be required to purchase the maximum “run-off coverage” available under the Existing Policies; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such “run-off” coverage in excess of 300% of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as much coverage as is available for such amount. If such maximum “run-off” coverage does not extend fully to the required six year period, the Surviving Corporation shall first seek the additional coverage from the Company’s insurers under the Existing Policies prior to seeking such additional coverage from any other insurers. The provisions of the immediately preceding sentences shall be deemed to have been satisfied if prepaid policies have been obtained by Parent or the Company at or prior to the Effective Time for purposes of this Section 5.11.3, which policies provide such directors and officers with coverage no less favorable than the Existing Policies for an aggregate period of at least six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in connection with the approval of this Agreement and the transactions contemplated hereby. If such prepaid policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

Section 5.11.4 In the event Parent or the Surviving Corporation (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.11.

Section 5.11.5 The obligations under this Section 5.11 shall not be terminated or modified in such a manner as to affect adversely any Covered Person without the consent of such affected Covered Person. The provisions of this Section 5.11 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Covered Persons and their respective successors, heirs and personal representatives.

Section 5.12 Certain Tax Matters. At or prior to the Closing, the Company shall have delivered to Parent a certificate complying with the Code, in form and substance reasonably satisfactory to Parent, duly executed and acknowledged, certifying that shares of Company Common Stock are not “United States real property interests” for purposes of Section 1445 of the Code.

Article 6.

Closing Conditions

Section 6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Section 7.4 and applicable Law:

Section 6.1.1 Stockholder Approval. This Agreement shall have been adopted by the Required Company Stockholders.

Section 6.1.2 No Order. No court of competent jurisdiction or other Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger; provided, however, that the condition in this Section 6.1.2 shall not be available to any party whose failure to fulfill its obligations pursuant to Sections 5.2 or 5.7 has been the primary cause of, or has primarily resulted in, such order, decree, judgment, injunction or other ruling.

Section 6.1.3 Insurance Consents. Parent shall have obtained and shall have delivered to the Company (i) the written approval of the Form A issued by the California Department of Insurance with respect to SCPIE Indemnity Company, (ii) the written approval of the Form A issued by the California Department of Insurance with respect to American Healthcare Indemnity Company, (iii) the written approval of the Form A issued by the Delaware Department of Insurance with respect to American Healthcare Indemnity Company, (iv) the written approval of the Form A issued by the Arkansas Insurance Department with respect to American Healthcare Specialty Insurance Company and (v) if required, the written approval of the Form E issued by the Arizona Insurance Department with respect to American Healthcare Indemnity Company.

Section 6.1.4 HSR Act. Any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Section 7.4 and applicable Law:

Section 6.2.1 Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date that are qualified as to materiality need only be true and correct as of such date and those not so qualified shall be true and correct in all material respects on and as of such date); provided, however, that, except with regard to the representations and warranties of the Company set forth in Section 3.3, which shall not be subject to the following proviso, the condition in this Section 6.2.1 shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct, without giving effect to any qualifications as to materiality contained in any specific representation and warranty, has not had a Company Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

Section 6.2.2 Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time; provided, however, in the event of any failure to perform or comply with Section 5.1, the condition in this Section 6.2.2 shall be deemed to be satisfied so long as the failure to perform or comply with Section 5.1 has not had a Company Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

Section 6.2.3 Company Material Adverse Effect. Since the date of this Agreement, no change, event or circumstance shall have occurred that has had a Company Material Adverse Effect that is continuing.

Section 6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Section 7.4 and applicable Law:

Section 6.3.1 Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date that are qualified as to materiality need only be true and correct as of such date and those not so qualified shall be true and correct in all material respects on and as of such date); provided, however, that the condition in this Section 6.3.1 shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct, without giving effect to any qualifications as to materiality contained in any specific representation or warranty, has not had a Parent Material Adverse Effect and would not otherwise prevent or materially delay consummation of the Merger; provided further, however, that notwithstanding the foregoing, Parent’s and Merger Sub’s representations and warranties contained in Section 4.9 shall be true and correct on and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

Section 6.3.2 Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

Section 6.3.3 Closing Payments. Parent will make (or cause to be made) the payments required to be made pursuant to Article 2.

Article 7.

Termination, Amendment and Waiver

Section 7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

Section 7.1.1 By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

Section 7.1.2 (A) By the Company at any time on or after October 15, 2008 if the Merger shall have not been consummated prior to such date; or (B) by the Company or Parent if the Merger shall not have been consummated prior to October 15, 2008, provided that for purposes of clause (B) such date shall be extended to April 15, 2009 in the event all conditions to effect the Merger other than those set forth in Section 6.1.2 (No Order), (to the extent that the order, judgment, decree, injunction or ruling relates to a violation or alleged violation of Antitrust Laws or Applicable Insurance Laws), Section 6.1.3 (Insurance Consents) and Section 6.1.4 (HSR Act) (together, the “Specified Conditions”) have been or are capable of being satisfied at the time of such extension (such date, as it may be so extended pursuant to clause (B), shall be referred to herein as the “Outside Date”); provided further, that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose breach of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to occur on or before such date.

Section 7.1.3 By either the Company or Parent if any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1.3 shall not be available to any party whose breach of this Agreement has been the primary cause of, or primarily resulted in, any such order, decree, ruling or other action, including, without limitation, such party’s obligation to use its reasonable best efforts to resist, resolve or lift, as applicable, any such order, decree, ruling or other action;

Section 7.1.4 By either Parent or the Company if the adoption of this Agreement by the Required Company Stockholders shall not have been obtained at the Company Stockholders’ Meeting at which a vote on this Agreement is taken by reason of the failure to obtain the required vote;

Section 7.1.5 By Parent if (A) the Company Board shall have withdrawn or adversely modified the Company Recommendation, or (B) the Company Board shall have recommended to the Company’s stockholders that they approve or accept an Acquisition Proposal other than the Merger;

Section 7.1.6 By the Company, subject to compliance with Section 5.6, if the Company accepts a Superior Proposal (with such termination becoming effective on the earlier to occur of (A) the Company notifying the Parent that the Company is exercising its termination right under this Section 7.1.6, which notification shall be made promptly upon the Company accepting a Superior Proposal or (B) upon the Company entering into a binding written agreement with respect to such Superior Proposal);

Section 7.1.7 By Parent, if (A) any representation or warranty of the Company set forth in this Agreement shall have become untrue or the Company has breached any covenant or agreement of the Company set forth in this Agreement, (B) such breach or misrepresentation is not capable of being cured prior to the Outside Date, and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.2.1 or Section 6.2.2 not to be satisfied; and

Section 7.1.8 By the Company, if (A) any representation or warranty of Parent or Merger Sub set forth in this Agreement shall have become untrue or Parent or Merger Sub has breached any covenant or agreement of Parent or Merger Sub set forth in this Agreement, (B) such breach or misrepresentation is not capable of being cured prior to the Outside Date, and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.3.1 or Section 6.3.2 not to be satisfied.

Section 7.2 Effect of Termination.

Section 7.2.1 Limitation on Liability. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors except (A) with respect to Section 5.5.2, Section 5.9, this Section 7.2 and Article 8 and (B) subject to Section 7.2.2.1 and Section 7.2.2.2, each party shall have the right to recover to the fullest extent permitted by applicable Law any liabilities or damages incurred or suffered by it as a result of the material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement (including, in the case that the Company is the recovering party, a material breach by Parent of any of its representations and warranties set forth in Section 4.9, or its covenants and other agreements to pay the Merger Consideration as set forth herein).

Section 7.2.2 Termination Fee.

Section 7.2.2.1 In the event that this Agreement is terminated by the Company pursuant to Section 7.1.6, then the Company shall pay Parent the Termination Fee within three (3) Business Days after such termination is effective, which shall be the sole and exclusive remedy of the Parent in the event of such a termination.

Section 7.2.2.2 In the event that (A) this Agreement is terminated by Parent pursuant to Section 7.1.5 and (B) an Acquisition Proposal had been publicly announced prior to the occurrence of the events giving rise to Parent’s right to terminate pursuant to Section 7.1.5 and not withdrawn prior to the date of such termination, then the Company shall pay Parent, an amount equal to the Termination Fee, within three (3) Business Days after the consummation of such Acquisition Proposal, which shall be the sole and exclusive remedy of the Parent in the event of such a termination.

Section 7.2.2.3 In the event that this Agreement is terminated by Parent or the Company pursuant to Section 7.1.2(B) as a result of the failure to satisfy the Specified Conditions and provided that on the date this Agreement is terminated (i) the vote of the Required Company Stockholders to adopt this Agreement has been obtained, (ii) no Company Material Adverse Effect shall have occurred and be continuing and (iii) the conditions in Sections 6.2.1 and 6.2.2 are still capable of being satisfied, then Parent shall pay the Company, within three (3) Business Days after such termination, an amount equal to the Termination Fee, which, subject to Parent complying with its obligations under Section 5.7, shall be the sole and exclusive remedy of the Company in the event of such a termination.

Section 7.2.3 All Payments. All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

Section 7.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 7.4 Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (A) extend the time for the performance of any of the obligations or other acts of the other, (B) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (C) waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article 8.

General Provisions

Section 8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties to the extent its terms contemplate performance after the Effective Time, but any other covenants and agreements shall not survive the Effective Time.

Section 8.2 Fees and Expenses. Subject to Section 7.2 of this Agreement, or as otherwise expressly contemplated by this Agreement, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

Section 8.3 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon electronic confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

The Doctors Company
185 Greenwood Road
Napa, California 94558-0900
Facsimile: (707) 226-0370
Attention: General Counsel

with a copy to:

Thelen Reid Brown Raysman & Steiner LLP
101 Second Street, Suite 1800
San Francisco, California 94105
Tel: 415.369.7009
Fax: 415.369.8705
Attention:	Philip W. Peters, Esq.
Marc A. Greendorfer, Esq.

If to the Company, addressed to it at:

SCPIE Holdings Inc.
1888 Century Park East
Suite 800
Los Angeles, California 90067

with copies to:

Latham & Watkins LLP
633 West Fifth Street, Suite 4000
Los Angeles, California 90071
Tel: 213.485.1234
Fax: 213.891.8763
Attention:	Milton A. Miller, Esq.
Julian T.H. Kleindorfer, Esq.

Section 8.4 Certain Definitions. For purposes of this Agreement, the term:

“Action” means any action, claim, prosecution, investigation, suit, litigation, grievance, arbitration or other proceedings, whether civil, criminal or administrative, at Law or in equity, by or before any Governmental Authority.

“affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

“Acquisition Proposal” means any bona fide offer or proposal concerning any (A) merger, consolidation, business combination, or similar transaction involving the Company, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company or any Company Subsidiary representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, (C) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) Equity Interests representing 20% or more of the voting power of the Company or (D) transaction in which any person or group shall acquire beneficial ownership, or the right to acquire beneficial ownership of 20% or more of the outstanding voting capital stock of the Company or (E) any combination of the foregoing (other than the Merger), as the same may be amended or revised from time to time.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other applicable competition, merger control, antitrust, trade regulation or similar transnational, national, federal or state, domestic or foreign Laws, and other Laws and administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Book-Entry Shares” shall mean shares of Company Common Stock evidenced in book-entry form on the records of the Company, or the Company’s transfer agent on behalf of the Company, immediately prior to the Effective Time.

“Business Day” shall mean any day other than a day on which the SEC shall be closed.

“Certificate” shall mean, with respect to shares of Company Common Stock, certificates that, immediately prior to the Effective Time, represented any such shares.

“Company Insurance Subsidiaries” mean, collectively, SCPIE Indemnity Company, American Healthcare Indemnity Company and American Healthcare Specialty Insurance Company.

“Company Material Adverse Effect” means any change or event that has a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement, pendency or consummation of the Merger or the transactions contemplated hereby, including without limitation, any rating agency downgrade of the Company resulting therefrom; (B) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting any of the industries in which the Company participates, the U.S. economy or financial markets, except to the extent the Company or the Company Subsidiaries, taken as a whole, are disproportionately affected thereby; (C) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of this Agreement, or action taken, or failure to act, to which Parent has expressly consented; (D) changes in Laws after the date hereof; (E) changes in GAAP after the date hereof; (F) any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement and prior to Closing (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether this has been a Company Material Adverse Effect if such facts and circumstances are not otherwise included in clauses (A)-(E) of the definition); (G) a decline in the price of the Company Common Stock on the NYSE or any other trading market (but not any change, event or circumstance that may be underlying such decline to the extent such change, event or circumstance would otherwise constitute a Company Material Adverse Effect); (H) any loss of customers or business by the Company or the Company Subsidiaries to Parent or the Parent Subsidiaries; (I) any adverse change, effect, event, occurrence, state of facts or development disclosed on Section 8.4(a) of the Company Disclosure Schedule; (J) any decline in Company Stockholders’ Equity to an amount not less than $198,061,200; or (K) any decline in the Company Premiums Written Percentage to not less than 85%; provided, further, that the occurrence of any of the following shall be deemed in itself, presumptively and without reference to any other measure, to constitute a Company Material Adverse Effect: (i) a decline in Company Stockholders’ Equity to an amount less than $198,061,200; or (ii) a decline in Company Premiums Written Percentage to less than 85%.

“Company Premiums Written” means, for any period, the aggregate amount of the Company Insurance Subsidiaries’ gross premiums written on a combined statutory basis as reflected in the Company’s monthly internal written premium reports for each completed whole month in such period. For purposes of calculating Company Premiums Written for any period commencing on November 1, 2007, the Company shall receive a credit for each Lost Insured in an amount equal to the Lost Insured Credit. For purposes of the determination of Company Premiums Written for any period commencing on November 1, 2007, (A) “Lost Insured” means any insured of the Company or the Company Subsidiaries during the comparable period of the preceding year that is lost to Parent or the Parent Subsidiaries after the end of such comparable period; and (B) “Lost Insured Credit” means, an amount per Lost Insured, equal to the Company’s reasonable calculation of the gross premiums written on a statutory basis attributable to such insured for the comparable period of the preceding year.

“Company Premiums Written Percentage” means, as of any date on or after January 31, 2008, a fraction (expressed as a percentage), (A) the numerator of which is the amount of Company Premiums Written for the period commencing on November 1, 2007 through the end of the most recently completed month, and (B) the denominator of which is the amount of Company Premiums Written for the comparable period of the preceding year.

“Company Statutory Financial Statements” means, as applicable (A) the statutory financial statements contained in the quarterly statements of condition and affairs of the Company Insurance Subsidiaries; or (B) the statutory financial statements contained in the combined annual statement of the condition and affairs of SCPIE Indemnity Company.

“Company Stockholders’ Equity” means, as of any date, the total stockholders’ equity of the Company, as reflected in the consolidated balance sheet contained in the Company’s most recent periodic report on Form 10-Q or 10-K, plus (A) the amount of accumulated other comprehensive loss reflected on such balance sheet, or minus (B) the amount of accumulated other comprehensive income reflected on such balance sheet, and plus (C) 65% of the amount by which the aggregate settlement amounts (net of applicable recoverables for reinsurance) for all Permitted Commutations completed as of the end of the most recently completed quarter exceeds the related reserves held (net of applicable recoverables for reinsurance) as of June 30, 2007 with respect to the programs or treaties commuted, and minus (D) the amount of the Highlands Cut-Through Adjustment as of such date, and minus (E) the amount of the Reserves Adjustment as of such date. For purposes of the determination of Company Stockholders’ Equity, (i) “Highlands

Cut-Through Adjustment” means, as of any date, as applicable (a) if a Highlands Insolvency Event has not occurred on or prior to such date, an amount equal to zero, (b) if a Highlands Insolvency Event has occurred on or prior to such date but after the date of the consolidated balance sheet contained in the Company’s most recent periodic report on Form 10-Q or 10-K, an amount equal to $7,400,000, or (c) if a Highlands Insolvency Event has occurred on or prior to such date and on or prior to the date of the consolidated balance sheet contained in the Company’s most recent periodic report on Form 10-Q or 10-K, an amount equal to 65% of the difference between (x) the greater of (1) $11,400,000 and (2) the Independent Actuary’s Cut-Through Estimate as of such balance sheet date, and (y) the Company’s Cut-Through Reserves as of such balance sheet date, provided that if such difference is a negative number, then for purposes of this clause (c) the Highlands Cut-Through Adjustment shall be deemed to be zero, and provided, further, that if the Independent Actuary’s Cut-Through Estimate with respect to such balance sheet date has not been provided by the Independent Actuary, then the Independent Actuary’s Cut-Through Estimate shall be deemed to be the same amount as the Independent Actuary’s Cut-Through Estimate most recently provided; (ii) “Independent Actuary’s Cut-Through Estimate” means the Independent Actuary’s indicated amount of the Company Insurance Subsidiaries’ net loss and loss adjustment expense reserves on a combined statutory basis attributable to the Highlands Cut-Through Endorsements; (iii) “Company’s Cut-Through Reserves” means the Company’s net loss and loss adjustment expense reserves on a combined statutory basis attributable to the Highlands Cut-Through Endorsements; (iv) “Highlands Cut-Through Endorsements” means the cut-through endorsements listed on Section 8.4(b) of the Company Disclosure Schedule; (v) “Highlands Insolvency Event” means the entry of an order by a court of competent jurisdiction declaring Highlands Insurance Company to be insolvent under applicable Law; (vi) “Reserves Adjustment” means, as of any date, an amount equal to 65% of the difference between (a) the Independent Actuary’s indicated amount of the Company Insurance Subsidiaries’ net loss and loss adjustment expense reserves on a combined statutory basis as of the end of the period covered by the Company’s most recent periodic report on Form 10-Q or 10-K as reflected in the Reserves Summary as of the end of such period or as set forth on the most recent Reserves Summary if a Reserves Summary as of the end of such period has not been delivered as of such date (less the amount of the most recent Independent Actuary’s Cut-Through Estimate), and (b) the aggregate amount of the Company Insurance Subsidiaries’ net losses and loss adjustment expense reserves on a combined statutory basis as of the end of the period covered by the Company’s most recent periodic report on Form 10-Q or 10-K as reflected on the statement of liabilities, surplus and other funds in the Company Statutory Financial Statements as of the end of such period (less the amount of the Company’s Cut-Through Reserves as of the end of such period), provided that if such difference is a negative number then the Reserves Adjustment shall be deemed to be zero; and (vii) “Permitted Commutations” means, collectively (a) any commutation to the extent permitted under Section 5.1.9 and (b) any commutation expressly permitted by Parent. An example of the calculation of Company Stockholders’ Equity is attached as Exhibit D.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or otherwise.

“Environmental Laws” means any Law relating to the pollution, protection, investigation or restoration of the environment, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials.

“Environmental Permits” means any permit, approval, license or other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, membership or similar interest in any entity, and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any foreign government, any State of the United States or any political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction.

“group” is defined as in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means any chemical, material or other substance defined or regulated as “toxic” or “hazardous” under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including patents, inventions (whether or not patentable), processes, methodologies, products, technologies, discoveries, copyrightable and copyrighted works (whether or not registered), apparatus, trade secrets, trademarks and service marks (whether or not registered), domain names, trade names, know-how, trade dress, customer lists, confidential marketing and customer information, confidential technical information, software, and documentation related thereto, and any registrations or applications for registration of any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“knowledge” will be deemed to be present with respect to Parent or the Company, as applicable, when the matter in question was actually known to any executive officer of Parent listed in Exhibit C-1 hereto (in the case of Parent) or to any executive officer of the Company listed in Exhibit C-2 hereto (in the case of the Company).

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree.

“LOC Agreements” mean, collectively, (a) the Credit Agreement, dated July 18, 2007, by and between the Company, SCPIE Indemnity Company, American Healthcare Indemnity Company and American Healthcare Specialty Insurance Company, on one hand, and Union Bank of California, on the other hand; and (b)(i) the Amended and Restated Facility Letter, dated June 28, 2005, by and between the Company, SCPIE Indemnity Company, American Healthcare Indemnity Company, American Healthcare Specialty Insurance Company and SCPIE Underwriting Limited, on one hand, and Barclay Bank PLC, on the other hand; and (ii) the Insurance Letters of Credit Agreement, dated as of June 28, 2005, by and between the Company, SCPIE Indemnity Company, American Healthcare Indemnity Company, American Healthcare Specialty Insurance Company and SCPIE Underwriting Limited, on one hand, and Barclay Bank PLC, on the other hand, each as amended, modified or supplemented from time to time.

“NYSE” means the New York Stock Exchange.

“Other Filings” means all filings made by, or required to be made by, the Company, Parent or Merger Sub with the SEC other than the Proxy Statement.

“Parent Material Adverse Effect” means any change or event that has a material adverse effect on the business, financial condition, or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (A) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger or the transactions contemplated hereby; (B) any adverse change, effect, event, occurrence, state of facts or development after the date hereof, attributable to conditions affecting any of the industries in which Parent participates, the U.S. economy or financial markets; or (C) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of this Agreement.

“Parent Permit” means all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for Parent, Merger Sub and each Parent Subsidiary to own, lease and operate its properties or to carry on its respective businesses substantially as it is being conducted as of the date hereof.

“Permitted Liens” means (i) liens or other encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, (ii) liens or other encumbrances in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or other encumbrances arising by operation of law, (iii) liens for utilities and other governmental charges that, in each case, are not yet due or payable, are being contested in good faith by appropriate proceedings or may thereafter be paid without giving rise to any material penalty or material additional cost or liability, (iv) matters of record or registered liens affecting title to any owned or leased real property of a Person and its Subsidiaries, (v) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities that do not individually or in the aggregate materially and adversely affect the use of the owned or leased real property of a Person and its Subsidiaries affected thereby as currently used in the business of such Person and its Subsidiaries, (vi) statutory liens of landlords for amounts not yet due and payable, (vii) liens arising under reinsurance agreements existing on the date hereof or entered into in the ordinary course of business, (viii) defects, irregularities or imperfections of title and other liens which, individually or in the aggregate, do not materially impair the continued use of the asset or property to which they relate, (ix) rabbi trusts established by a Person or its Subsidiaries for the benefit of its directors, officers or other employees prior to the date hereof, (ix) with respect to a Person and its Subsidiaries, liens arising under any credit agreement existing as of the date hereof or any refinancing or replacement thereof in the ordinary course of business, (x) liens for judgments not yet due and payable or that are being contested in good faith by appropriate proceedings and (xi) statutory deposits of cash, securities or other assets pursuant to applicable insurance Laws.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity or group.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“subsidiary” or “subsidiaries” of Parent, the Company, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Statutory Accounting Practices” means statutory accounting principles prescribed or permitted by the California Department of Insurance, Delaware Department of Insurance and Arkansas Insurance Department, as appropriate, applicable to insurers domiciled in the States of California, Delaware and Arkansas, respectively, in a manner consistent with the principles, practices, methodologies and procedures used by the Company and the Company Subsidiaries in the preparation of their statutory financial statements

“Superior Proposal” means an Acquisition Proposal, with references to 20% being changed to 50%, made by a third party which, in the good faith judgment of the Company Board (after consultation with its financial advisors and outside legal counsel), (i) is reasonably likely to be consummated taking into account the party making the proposal and all financial, legal, regulatory and other aspects of the proposal and (ii) would, if consummated, result in a transaction that is more favorable to the Company’s stockholders than the transactions contemplated by this Agreement taking into account all financial, legal, regulatory and other aspects of the respective proposals.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or domestic or foreign taxing authority, including, without limitation, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees.

“Tax Returns” means any report, return, claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Authority or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Fee” means 3% of the Aggregate Merger Consideration.

Section 8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble

“Applicable Insurance Laws”	Section 5.7.2

“Certificate of Merger”	Section 1.3

“Closing”	Section 1.2

“Code”	Section 2.4.8

“Company”	Preamble

“Company Benefit Plan”	Section 3.10.1

“Company Board”	Section 2.2

“Company By-laws”	Section 3.2

“Company Certificate”	Section 3.2

“Company Common Stock”	Section 2.1.1

“Company Disclosure Schedule”	Article 3

“Company Employees”	Section 5.10.1

“Company Material Contract”	Section 3.12.1

“Company Options”	Section 2.2

“Company Permits”	Section 3.6

“Company Preferred Stock”	Section 3.3.1

“Company Recommendation”	Section 5.3.1

“Company Representatives”	Section 5.6.1

“Company Deferred Stock”	Section 2.3

“Company Restricted Stock”	Section 2.3

“Company SEC Filings”	Section 3.7.1

“Company Stock Option Plans”	Section 2.2.

“Company Stockholders’ Meeting”	Section 5.4.1

“Company Subsidiary”	Section 3.1

“Confidentiality Agreement”	Section 5.5.2

“Covered Person”	Section 5.11.1

“D&O Insurance”	Section 5.11.3

“DGCL”	Recitals

“Dissenting Shares”	Section 2.5

“Dissenting Stockholder”	Section 2.5

“Effective Time”	Section 1.3

“ERISA”	Section 3.10.1

“ERISA Affiliate”	Section 3.10.1

“Exchange Fund”	Section 2.4.2

“Excluded Party”	Section 5.6.1

“Existing Policies”	Section 5.11.3

“Form A”	Section 5.7.2

“Forms”	Section 3.19.1

“Independent Actuary”	Section 5.5.3

“Insurance Contracts”	Section 3.19.1

“Merger”	Recitals

“Merger Consideration”	Section 2.1.1

“Merger Sub”	Preamble

“Option Consideration”	Section 2.2.

“Outside Date”	Section 7.1.2

“Parent”	Preamble

“Parent Benefit Plans”	Section 5.10.1

“Parent Common Stock”	Section 2.1.3

“Parent Disclosure Schedule”	Article 4

“Parent Representatives”	Section 5.5.1

“Parent Subsidiary”	Section 4.3.1

“Paying Agent”	Section 2.4.1

“Pooling Agreement”	Section 3.13.1

“Proxy Statement”	Section 5.3.1

“Required Company Stockholders”	Section 3.21

“Reserves Summary”	Section 5.5.3

“SOX”	Section 3.7.5

“Specified Conditions”	Section 7.1.2

“STAT Financial Statements”	Section 3.7.3

“Surviving Corporation”	Section 1.1

“Third Party Reinsurance Contracts”	Section 3.13.2

Section 8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.8 Entire Agreement. This Agreement (together with the Exhibits, Parent and Company Disclosure Schedules and the other documents delivered pursuant hereto), and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. Each party hereto acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the other parties, or any of their respective directors, officers, shareholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.

Section 8.9 Assignment. This Agreement shall not be assigned by operation of law or otherwise and any purported assignment hereof shall be null and void.

Section 8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.10 and Section 5.11, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.11 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

Section 8.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

Section 8.12.1 This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.

Section 8.12.2 Each of the parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, and any appellate court therefrom, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware, and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 8.12.3 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.3.

Section 8.13 Disclosure. Each party hereto has or may have set forth information in its respective Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Disclosure Schedule need not be set forth in any other section of the Disclosure Schedule so long as its relevance to the latter section of the Disclosure Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed in the Disclosure Schedule. The fact that any item of information is disclosed in a Disclosure Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement. The parties agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile or email, by each party of a signed signature page to this Agreement to the other party.

Section 8.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.15 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE DOCTORS COMPANY

By:	/s/ Richard E. Anderson, M.D.
Richard E. Anderson, M.D.
Chairman And Chief Executive Officer

SCALPEL ACQUISITION CORP.

By:	/s/ Richard E. Anderson, M.D.
Richard E. Anderson, M.D.
Chairman And Chief Executive Officer

SCPIE HOLDINGS INC.

By:	/s/ Donald J. Zuk
Donald J. Zuk
Chief Executive Officer